FOR IMMEDIATE RELEASE:  MGP STOCKHOLDERS RE-ELECT HAVERTY,
                        SEABERG, SCHRICK TO BOARD


     ATCHISON, Kan., October 11, 2002--Michael R. Haverty, chairman, president and chief executive officer of Kansas City Southern, was re-elected to the Board of Directors of MGP Ingredients, Inc. (MGPI/Nasdaq) yesterday by holders of the company's common stock. Ladd M. Seaberg, president and chief executive officer of MGP Ingredients, and Randall M. Schrick, vice president of manufacturing and engineering, were re-elected to the board by holders of the company's preferred stock. The terms of all three expire in 2005.

     Results of the elections were announced at the company's annual meeting of stockholders yesterday in Atchison. The elections were the only items on this year's ballots.

     Haverty has been a member of the company's board since October, 1999. He currently serves as chairman of the board's nominating committee and is a member of its audit review and human resources committees. He has served in his present capacity at Kansas City Southern since January, 2001, and previously spent six years as that company's executive vice president. Haverty has also served as president and chief executive officer of The Kansas City Southern Railway Company, a subsidiary of Kansas City Southern, since 1995.

     Seaberg, who was first elected to the board of MGP Ingredients in 1979, has served as the company's president since 1980 and as chief executive officer since 1988. He began his career with the company in 1969 and has been an officer since 1970.

     Schrick became a director in 1987 and has been with the company since 1973. He was named vice president of manufacturing and engineering this past May, prior to which he served for ten years as vice president of operations and eight years as vice president and general manager of the company's plant in Pekin, Ill.

     Formerly Midwest Grain Products, Inc., the company's name was officially changed to MGP Ingredients, Inc. yesterday. The new name was adopted to reflect the company's greatly increased focus on supplying ingredient solutions to the marketplace. The company produces an array of specialty and commodity proteins and starches, along with food grade and fuel grade alcohol and alcohol by-products.

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